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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number:      0-26268
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                                  MINIMED INC..
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             (Exact name of registrant as specified in its charter)


      18000 DEVONSHIRE STREET, NORTHRIDGE, CALIFORNIA 91325 (818) 362-5958
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           COMMON STOCK $.01 PAR VALUE
                         PREFERRED STOCK PURCHASE RIGHTS
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            (Title of each class of securities covered by this Form)

                                      NONE
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(l)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

Approximate number of holders of record as of record as of the certification or
notice date:      1
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
MiniMed Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 28, 2001                 By:  /s/ ERIC S. KENTOR
                                           -------------------------------------
                                           Name:  Eric S. Kentor
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary